Exhibit 99.1

NorthStar Realty Europe Announces Process to Review Strategic Alternatives
November 07, 2018 07:57 AM Eastern Standard Time
NEW YORK--(BUSINESS WIRE)--NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe”, “NRE”, or “the Company”), a REIT focused on prime office properties in Europe, announced today that the Strategic Review Committee (the “SRC”) of the Board of Directors, consisting solely of independent directors of the Company, is conducting a process to review strategic alternatives, including considering a potential sale of NRE, in an effort to maximize shareholder value. As previously disclosed, the SRC has been working diligently to evaluate various potential opportunities to enhance shareholder value, with the assistance of its outside financial and legal advisors.
NRE also announced today that it has reached an agreement with its external manager, an affiliate of Colony Capital, Inc. (NYSE: CLNY) (the “Asset Manager”) to terminate the Amended and Restated Asset Management Agreement (“Management Agreement”) between NRE and its manager that had provided for the external management of NRE through at least January 1, 2023. Such termination will be effective upon the consummation of a sale of NRE or, if no sale transaction is completed, in connection with the internalization of the management of NRE. In connection with such termination, NRE will make a termination payment to the Asset Manager in the amount of $70 million, minus the amount of any incentive fee paid to the Asset Manager under the Management Agreement. Until the Management Agreement is terminated, the Asset Manager will continue to manage NRE pursuant to the existing terms of the Management Agreement.
Goldman Sachs & Co. LLC is serving as financial advisor to the SRC and Fried Frank Harris Shriver & Jacobson LLP is serving as its legal counsel. Sullivan & Cromwell LLP is serving as legal counsel to the Company.
About NorthStar Realty Europe
NorthStar Realty Europe Corp. (NYSE: NRE) is a European-focused commercial real estate company with predominantly high quality office properties in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony Capital, Inc. (NYSE: CLNY), a leading global real estate and investment management firm. For more information about NorthStar Realty Europe Corp., please visit http://www.nrecorp.com.
Safe Harbor Statement
Certain items in this press release may constitute forward-looking statements, which can be identified by words like "expect," "will," "intends" and similar expressions. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NorthStar Realty Europe can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Additional information about these and other factors that could cause actual results to differ materially from those in the forward-looking statements are specified in NorthStar Realty Europe's Annual Report on Form 10-K for the year ended December 31, 2017 and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. NorthStar Realty Europe expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contacts
Media contact
Finsbury
Gordon Simpson
+1-855-527-8539
+44(0)207-2513801
nre@finsbury.com